Exhibit 99.2

Destination Maternity

Fourth Quarter Fiscal 2016

Results Conference Call

04/13/17

David L. Courtright, Senior Vice President & Corporate Controller:

Thank you, operator. Good afternoon everyone, and welcome to Destination Maternity’s fourth quarter and full year fiscal 2016 earnings call. The earnings release that was disseminated this morning is available on the investor section of our website. Additionally, we will file our 10-K today with the SEC.

The earnings release contains definitions of various financial terms, as well as reconciliations of certain non-GAAP financial measures, we will be discussing in today’s call. If non-GAAP financial information is provided on this call, a reconciliation of the non-GAAP information to the most comparable GAAP financial measure is available in our press release.

This call will include certain forward-looking statements within the meanings of the federal securities laws. These statements relate to expectations, beliefs, projections, trends, and other matters that are not historical facts, and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the Company’s SEC filings.

Also, I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Joining me on the call today is Anthony M. Romano, our Chief Executive Officer and President, and David Stern, our Executive Vice President & Chief Financial Officer. Tony will open with an overview of the quarter and past year, the progress we’ve made toward our turnaround plan, and an update on the merger with Orchestra-Prémaman. Dave will follow with additional commentary on our financial results. Then Tony will provide closing remarks. It is now my pleasure to turn the call over to Tony.

Anthony M. Romano, Chief Executive Officer & President:

Thank you, Dave. Good morning, everyone. We appreciate you investing your time with us today.

Before I review our results, I wanted to acknowledge the challenges we have faced and review our progress to date.

Since shortly after I joined Destination Maternity near the end of fiscal 2014, we have been working hard on various strategic initiatives, which we sometimes refer to as our “turnaround plan” or “turnaround”, to improve our business processes, key management personnel and planning resources with a focus on improving inventory management, driving sales productivity, optimizing real estate and controlling costs.    Although we have made some progress, we have experienced challenges in implementing our turnaround given the overall weakness in the women’s specialty apparel retail space, declining mall-based traffic, and other factors. These challenges have led to a slower pace of progress than originally planned, resulting in a decline in net sales from fiscal 2015 and underperformance to 2016 expectations.

However, while 2016 presented us with significant headwinds to our topline, we have made progress as we reduced our operating loss, and achieved improved adjusted ebitda before other charges compared to last year. Specifically we continued to make progress, albeit slower than we planned, against our strategic initiatives focused on implementing improved qualitative and quantitative components of our inventory disciplines, as well as our ongoing efforts to rationalize our expense structure in light of our lower sales. As we sit here today, it is imperative that we begin to recapture the market share that was yielded in fiscal year 2016 as we exited several distribution channels and continued to close underperforming stores as we fight the ongoing macro retail struggle of brick and mortar declining store traffic.

While we believe our turnaround is beginning to take hold , I expect the progress will continue to be at a slow pace, as we expect the external challenges to continue, and will be subject to uncertainty without a dramatic change in our model and scale. This is why we are excited about the possibilities of our combination with Orchestra-Prémaman, which we announced last December. We expect this transaction will provide significant cost and revenue synergies, and we also expect the increased scale of the overall group will give us access to many more tools and resources to greatly accelerate our progress on our turnaround plan.

Now, let me turn to our fourth quarter and full year performance.

As you saw from our earnings release this morning, our results included a $27.8 million, or $2.02 per share non-cash charge to establish a tax valuation allowance against our deferred tax assets. While Dave will speak more about this in a moment, I want to emphasize that this non-cash charge does not have any impact on our operating income or cash flow, and, in fact, the recording of the charge does not in any way affect our ability to utilize the tax assets as we generate taxable income in future periods.

Excluding this non-cash charge, our adjusted net loss for the fourth quarter of 2016 was $3.2 million or $0.23 per share. Adjusted net loss was $1.9 million or $0.14 per share for the full year fiscal 2016.

For the quarter, total sales declined 15.3% driven by a comparable sales decline of 7.8%, as well as exits from company stores and certain leased and wholesale partner doors. We held conversion and units flat compared to a year ago and saw a slight increase in average selling price though traffic continued to be challenging. Our web sales only rose 5% for the quarter as a direct result of the transition to our new web platform given the one month delay in our upgrade launch date from January to February. As I will expand on shortly, we are pleased with our web performance thus far in Q1 of fiscal 2017.

From a merchandising standpoint, we maintained positive trends in our nursing tops and graphic tee shirt programs. We also saw ongoing success with our Jessica Simpson collection, which continues to be a positive performer within our Motherhood offering. Overall, however, our Motherhood assortment was too spring-forward, too early in Q4, as we received spring colors in December in an effort to transition the color palette earlier; while our customers were responding more to the wear-now, winter assortments. And, across both brands, the customers did not respond to formal holiday, which were best sellers the year prior; we noticed a marked shift into cozy, casual wear.

For the year, we experienced similar dynamics as total sales declined 13.0% including a comparable sales decline of 5.3%. The decline in our comparable sales performance continued to be driven by the challenging store traffic headwinds with conversion and units per transaction essentially flat and average selling price slightly up.

Importantly, the majority of the negative impact from our non-comparable business activities such as the exit from Sears and Gordmans is behind us. As we enter 2017, we are intensely focused on recapturing market share by transferring a portion of these sales to our ongoing direct channels.

Other notable highlights of the quarter and year included:

•	Improvement in gross margin in the fourth quarter, and an overall 310 basis point improvement in gross margin for the year. Gross margin improvement resulted from better inventory management and lower levels of excess current season and aged merchandise;

•	Inventory at year end was down $3.5 million from the prior year. And, while our inventory turn and year-end balances did not improve as much as we had planned due to the cumulative impact of absorbing inventory from leased partner exits at Sears and Gordman’s, Macy’s closings, discontinued designer programs and Kohl’s inventory cancellation caused by the Hanjin bankruptcy, we are pleased with the discipline we have instilled in our inventory management model and entered fiscal 2017 in a better inventory position with more seasonally appropriate merchandise.

•	We have also continued to tightly manage expenses. During Q4, we completed a reduction-in-force in our ongoing efforts to right size the expense structure given our sales declines. Over the past two fiscal years, we have taken specific proactive expense savings actions and SG&A expenditures have declined by nearly $28 million.

I will now discuss our progress against our strategic initiatives.

First, driving our web performance. In fiscal 2016 we generated a positive increase in web sales, driven by our growth with our affiliates as we expanded our SKU offerings in these channels.

We are also very pleased to announce the successful launch of our new web platform with Demandware on February 16th. As I mentioned, we experienced a negative impact to our topline in Q4 as we transitioned to our new site. That said, web sales were up for the fourth quarter and we have been very pleased with the launch in Q1 of fiscal 2017. Our customers are quickly embracing the enhancements made to our web shopping experience that include a more intuitive navigation; improved site merchandising; elevated product recommendations; and simpler, faster checkout.

Our mobile first mentality is also working to drive sales. Since the launch, we have experienced 50+% growth in our conversion rates, as well as increased traffic, and increased order value driven by higher units per transaction.

This is a critical initiative for us as Mobile continues to be an important device for our customers. In fact, almost one-third of our sales came from mobile devices in fiscal 2016. We expect mobile to continue to grow as our new platform is “mobile first” taking a highly complex transaction to a much simpler process.

Second: Improving our ability to present our customers with the right product at the right time in the right quantities. In the second half of this year we made tremendous strides with our new allocation tool which gave us the ability to:

•	Proactively allocate inventory to stores for future demand;

•	Effectively allocate inventory for a planned promotion to maximize the full potential of the event and then replenish store inventory quickly to sustain sales; and

•	Direct inventory to stores, lease, and online channels in real time, based on need, thus allowing better management of overall inventory levels and helping to drive sales as we proactively manage receipts.

Looking forward, we believe even with the significant progress we have made with our new allocation tool and related processes, we have significant runway ahead to continue to enhance the tool and identify opportunities. For example:

•	We believe our initial SKU reduction may have been too extreme, and as a result we have left some sales on the table. As we have more history behind us we should be better able to plan, buy, and allocate the appropriate assortment breadth to optimize sales;

•	We also see opportunity to shorten the in-channel weeks-of-supply by product class. This will enable us to limit movement between channels, focusing on just-in-time replenishment by channel to increase sales;

•	And, as we enhance our ability to utilize the allocation tool, we expect to be better positioned to provide a more continuous flow of inventory by channel, by location based on projected demand.

Third: With respect to Marketing, we continue to identify new opportunities to drive consumer engagement, heighten interest in our brands and encourage shopping visits. In Q4, we launched our new, monthly, “Win Diapers for a Year Contest.” This promotion encourages consumers to engage with us as we provide a variety of methods to “earn an entry” including signing up for text alerts, providing a customer review, and sharing experiences. As we look ahead, we are continuing to work to drive customer traffic and engagement by growing our customer database. We will also continue to build customer engagement through fun and interactive content on our digital platform and through our new SMS text channel. All of our digital marketing work will also help to enhance our insights into our customer as we will build grassroots quantitative surveys to better track customer sentiment, competition and brand perceptions.

Fourth: We continue to make progress in our real estate strategy where we are seeking to optimize market-by-market the appropriate distribution network between stores and lease partners, and always supported by our web.

Stores are a strategic and competitive advantage in our niche, as many of our millennial customers are shopping maternity for the first time, and are not aware of fit and functionality needed for their changing shape. The shopping experience for this customer isn’t intuitive or easily successfully self-assisted.

We are focusing efforts on Try On Events, Expert Fittings, Appointments and ‘clientelling’ to provide a customized experience to help navigate these new waters. Web and Mobile are, and will continue to be, complimentary to Stores; this gives our customers many convenient shopping options.

Additionally, we are currently exploring options, which would allow us to more efficiently manage store listings, create individual store pages with personalized offers and information, and provide appointment scheduling to reserve dressing rooms and styling sessions. All of this will assist us to create a closer connection with our customers, which we expect to increase loyalty and sales.

Now before I wrap up, I again want to reiterate that we believe we are positioning our company well for long term success and a major part of this positioning relates to our merger with Orchestra-Prémaman    We have been busy working diligently with Orchestra on preparation of its stock registration statement with the SEC and related documents and we believe we are on track for closing in our third fiscal quarter.

I want to quickly recap the deal for you and the tremendous upside potential we see in a combination.

As previously announced on December 20th, 2016, the Board of Directors of both companies unanimously approved the merger between our Company and Orchestra. Each Destination Maternity shareholder will receive .5150 of an Orchestra ordinary share in the form of American Depository Shares which will be listed on the NASDAQ stock market. This stock-for-stock transaction is expected to be tax-free for U.S. federal income tax purposes to Destination Maternity shareholders. After closing, Destination Maternity shareholders will own 28% of the combined business immediately after the merger (including approximately 3% to be acquired by an affiliate of Orchestra, due to the Destination shares it owns).

As we have outlined previously, we believe this transaction offers a compelling strategic rationale for both sets of shareholders. The combination brings together two global leaders in highly complementary products and geographies and will create a leading global provider of maternity apparel, infant and childrenswear, as well as baby hard goods. As I noted, our Company has been in the midst of an ongoing turnaround, which has proved more challenging than anticipated given the specialty retail environment. We believe the merger with Orchestra will provide Destination Maternity with additional tools and resources to accelerate our turnaround and fully realize the benefits of all the work we have done to date.

The merger with Orchestra is also expected to provide the following benefits:

•	Increase the customer lifetime value from an average of 14 weeks to 14 years, allowing for additional marketing spend to acquire maternity customers;

•	Provide the opportunity for increased in-store traffic through expanded product offering in certain of our stores, which will lead to increased 4-wall profitability by generating additional sales per square foot;

•	Provide expanded offering on our ecommerce platform, increasing our reach and relevance to our millennial customer; as well as marketing to our historic customer list with more than 1 million new names added annually;

•	Allow us to optimally use our new state-of-the-art distribution center which has adequate capacity to handle significantly more volume with minimal additional capital spend, generating leverage on distribution costs as volume increases;

•	Additionally, our access to Orchestra stores outside of the U.S. will allow us to accelerate progress in our international expansion efforts, which have been only marginally successful so far

•	Further, we are excited to share in the benefits of rolling out the Orchestra brand in the approximately $25 billion US children’s wear market.

The merger is also expected to result in estimated annual-run rate synergies of $15 million to $20 million within 3 years of closing. We expect the majority of these cost synergies will be driven by our collaboration with Orchestra’s impressive direct sourcing organization, which has over 200 people on the ground in 6 buying offices. While we had already started the migration to a direct sourcing model, Orchestra’s significant on the ground resources should allow for accelerated progress. In addition, we believe we bring significant sourcing expertise and experience to the table that can be fully realized with access to such a robust sourcing organization for the benefit of the overall group. In addition, we expect the combined company can benefit from enhanced scale to drive volume-based discounts on aggregated purchases as well as facilitate more favorable vendor payment terms, substantially reducing working capital requirements.

To summarize, this transaction is expected to create a leading global provider of maternity apparel, infant and children’s wear and baby hard goods with aggregate sales of $1.1 billion, across more than 40 countries and approximately 1,800 retail locations. Our companies are complementary in terms of both products and geography and a combination of the two will provide meaningful achievable synergies.

Additional information regarding the transaction will be made public in the coming weeks but I want to reiterate that we are excitedly focused on a bright future together with Orchestra.

And with that I will turn the call over to Dave.

David Stern, Executive Vice President & Chief Financial Officer:

Thank you, Tony and good morning to everyone on the call.

This morning I will review our fiscal 2016 fourth quarter results, our full year performance, and key items on our balance sheet.

First, I would like to elaborate on the remarks that Tony made regarding the valuation allowance we recorded in the fourth quarter related to our deferred tax assets.

During the quarter, we recorded a non-cash income tax charge of $27.8 million, or $2.02 per share, to increase the valuation allowance related to our deferred tax assets.    In accordance with GAAP, we assessed the realizable value of these deferred tax assets, and, considering our cumulative losses over the prior three years and the inability to include the projected synergies related to the upcoming merger, we determined that our valuation allowance needed to be increased. Importantly, this allowance does not limit our ability to use the tax assets going forward as taxable income is generated.

Now turning to our results for the quarter:

Sales for the fourth quarter were $100.2 million, a decline of $18.1 million, or 15.3% from the comparable quarter last year.    The decrease in sales was primarily driven by the previously referenced changes to our leased department relationships, specifically the exits from Sears and Gordmans, the reduction of the licensed brand relationship with Kohl’s preceding the exit of that business in February of 2017, and the net closure of 21 stores since the end of the fourth quarter last year. Comparable retail sales for the quarter declined by 7.8% predominantly driven by decreased traffic. This trend has continued, but improved marginally in the first quarter of 2017 with comparable sales quarter to date being down 6.4%.

Gross margin for the fourth quarter was 51.0%, an increase of 120 basis points from the comparable quarter last year. The improvement in gross margin was primarily driven by reduced promotional activity. Gross profit for the fourth quarter was $51.0 million, a decline of $7.9 million, or 13.4% from the comparable quarter last year as the decline in sales was partially offset by improved gross margin.

Selling, general & administrative expenses for the fourth quarter were $53.9 million, a decline of $6.9 million, or 11.3%, from the comparable quarter last year. The decline in SG&A was primarily driven by reduced employee costs, lower occupancy expense and less marketing spend. However, as a percentage of sales, SG&A increased by 240 basis points to 53.8%.

Adjusted EBITDA before other charges for the fourth quarter was $2.1 million, a decrease of $1.1 million from the comparable quarter last year.

The net loss for the fourth quarter was $32.8 million, or $2.39 per share, and included the previously referenced non-cash income tax charge of $27.8 million, or $2.02 per share. The net loss for the fourth quarter of 2015 was $3.1 million, or $0.22 per.

Adjusted net loss was $3.2 million, or $0.23 per share, compared to adjusted net loss of $1.5 million, or $0.11 per share for the fourth quarter of fiscal 2015.

I will now turn to our full year results:

Sales for the fiscal year ended January 28, 2017 were $433.7 million, a decline of $65.1 million, or 13.0%, from last year. The decline in sales was primarily driven by the previously referenced decreases in store counts, leased department relationships and the licensed brand relationship and a decrease in comparable sales of 5.3%.

Gross margin for fiscal 2016 was 52.4%, an increase of 310 basis points from fiscal 2015.    This improvement was primarily driven by reduced promotional activity. Gross profit for the year was $227.4 million, a decrease of $18.6 million, or 7.6%, from last year. The decline in gross profit was driven by reduced sales partially offset by the increased gross margin.

Selling, general & administrative expenses for fiscal 2016 were $223.9 million, a decrease of $23.0 million, or 9.3%. The reduction in SG&A was primarily driven by reduced employee costs, lower occupancy expense and less marketing spend. However, as a percentage of sales, SG&A increased 210 basis points to 51.6%.

Adjusted EBITDA before other charges for the full year was $23.3 million, an increase of $0.5 million from last year. The prior year results included the benefit of $4.1 million related to a store lease termination.

Net loss for fiscal 2016 was $32.8 million, or $2.39 per share, and included the previously referenced non-cash income tax charge of $27.8 million, or $2.02 per share. For fiscal 2015, the net loss was $4.5 million, or $0.33 per share.

Adjusted net loss was $1.9 million, or $0.14 per share, compared to adjusted net loss of $0.2 million, or $0.01 per share, for the twelve months ended January 30, 2016.

Turning now to the balance sheet:

At year end, Inventory was $69.0 million, a decrease from last year of $3.5 million, or 4.8% and Debt, net of cash, was $40.1 million, an increase of $1.7 million from last year.

During fiscal 2016, we opened 11 stores and closed 32 stores for a net reduction of 21 retail stores. We ended the year with 515 retail stores.

Capital Expenditures for 2016 were $12.7 million, a reduction of $16.6 million from last year. Excluding the capital expenditures related to the relocation of our corporate office and distribution center in fiscal 2015, 2016 capital expenditures were $7.1 million below last year. 2016 capital outlays were primarily the result of modest store investments, as we optimize our real estate portfolio, as well as investments in systems including our new web platform and inventory management applications. These investments represent a measured and revenue-focused approach to capital expenditures that we will continue as we move forward.

We are pleased to announce that we have agreed to amendments to our revolving credit facility and term loan that allow us flexibility as we move toward the closing of the Orchestra deal and beyond. The amendments remove the covenant requiring certain Consolidated EBITDA levels.    The amendments also allow the Company to enter into equipment financing arrangements, on the condition that a portion of the proceeds of such financing be applied as a prepayment of our term loan obligation.

Finally, due to the limited amount of information that is appropriate to discuss prior to the filing of the Orchestra proxy, we will resume taking questions at that time.

With that, I will turn the call back over to Tony for closing remarks.

Thank you Dave.

To sum up, we had significant accomplishments in fiscal 2016, including:

•	Reduced our operating loss and improved our adjusted ebitda before other charges versus fiscal 2015;

•	Executed on our push allocation model with implementation of our new allocation tool and team;

•	Continued to improve our inventory management disciplines resulting in improved gross margins; and

•	Reduced our dollar spend on SG&A expenses.

That said, we recognize that our progress to date, as reflected in our comparable retail sales and our overall financial performance, is slower than planned and significantly challenged by the existing macro retail environment.

Turning to fiscal 2017, we believe we are positioned to drive improvement as we continue to monetize our investments, through:

•	Leveraging insights gained from our new allocation tool, and new allocation team, to optimize stock by channel, by location;

•	Improving inventory efficiencies and fine tuning investments by channel;

•	Continued customer and competitive focus by the merchandising team;

•	Leveraging the web relaunch to drive eCommerce sales and to digitally influence our millennial customers to shop us more, including visiting us in stores

Further, we look forward to completing our proposed merger with Orchestra- Prémaman, which we expect to provide significant cost and revenue synergies, along with access to more tools and resources to allow us to accelerate our turnaround.

We look forward to discussing more details with you following the public filing with the SEC of the transaction’s registration and proxy statement.

Thank you again for your time today.

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